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                                                             EXHIBIT 10.29
                                    EXHIBIT D
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                             THIRD AMENDMENT TO THE
                                LEAR CORPORATION
                             1994 STOCK OPTION PLAN


             The Lear Corporation 1994 Stock Option Plan shall be amended effective as of March 14, 1997 as follows:

             1. The third paragraph of Section 6(b) is deleted in its entirety and the following new paragraph inserted in lieu thereof:

             "The notice of the exercise of any Option shall be accompanied by payment in full of the Option price. The purchase price shall be paid in United States dollars in cash or by certified or cashier's check payable to the order of the Company at the time of purchase. At the discretion of the Committee, the purchase price may be paid with: (i) Common Stock of the Company (Common Stock already owned by, and in the possession of, the Grantee); or (ii) any combination of United States dollars or Common Stock of the Company. Any required withholding tax shall be paid by the Grantee in full in United States dollars in cash or by certified or cashier's check at the time of exercise of the Option. Notwithstanding the foregoing, the Grantee may elect in his or her exercise notice to pay any withholding tax, up to the minimum withholding requirements for supplemental wages, with either (A) shares of the Company's Common Stock issuable to the Grantee upon exercise of the option or (B) shares of Common Stock already owned by, and in the possession of, the Grantee, with a fair market value equal to the minimum required withholding tax. Shares of Common Stock of the Company used to satisfy the exercise price of an Option shall be valued at their fair market value as determined by the Committee, as of the close of business on the day immediately preceding the date of exercise."

             2. Paragraph (iv) of Section 6(g) shall be deleted in its entirety and the following new paragraph (iv) inserted in lieu thereof:

             "(iv) Other Reasons. Except as provided under Section 6(d) hereof, in the case of a Grantee who terminates employment for any reason other than those provided above under "Retirement," "Death", or "Disability," the Grantee or his or her estate (in the event of his or her death after such termination) (a) may, within the 30-day period following such termination, exercise the Option to the extent that it was vested and exercisable on the date of his or her employment and (b) shall forfeit any Option to the extent that it was not vested and exercisable on the date of his or her termination of employment. Notwithstanding the foregoing, for Options granted after December 31, 1996, if the Grantee voluntarily terminates employment other than as provided under "Retirement," "Death," or "Disability," the Grantee or his or her estate (in the event of his or her death after such termination) shall forfeit the right (whether or not vested) to exercise the Option on the date of his or her termination of employment."


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             3. Section 4(b) of each Stock Option Agreement granted under the
Plan shall be amended by inserting the following at the end thereof:

             "The Grantee may elect in his or her exercise notice to pay any withholding tax, up to the minimum withholding requirement for supplemental wages, with shares of Common Stock in accordance with
         Section 6(b) of the Plan."